Exhibit 1.2

PEPSICO, INC.

1.400% Senior Notes due 2031

TERMS AGREEMENT

October 5, 2020

To:	PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577

Ladies and Gentlemen:

We understand that PepsiCo, Inc., a North Carolina corporation (the “Company”), proposes to issue and sell $750,000,000 of its 1.400% Senior Notes due 2031 (the “Underwritten Securities”) subject to the terms and conditions stated herein and in the PepsiCo, Inc. Underwriting Agreement Standard Provisions dated as of November 18, 2019 filed with the Securities and Exchange Commission on November 18, 2019 as Exhibit 1.2 to the Company’s Registration Statement on Form S-3 (File No. 333-234767) (the “Standard Provisions”). Each of the applicable provisions in the Standard Provisions (including defined terms) is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. We, the underwriters named below (the “Underwriters”), offer to purchase, severally and not jointly, the amount of Underwritten Securities opposite our names set forth below at a purchase price equal to 99.147% of the principal amount thereof.

Underwriters	Principal Amount of Underwritten Securities
Citigroup Global Markets Inc.	$210,000,000
J.P. Morgan Securities LLC	210,000,000
Morgan Stanley & Co. LLC	210,000,000
ANZ Securities, Inc.	26,250,000
PNC Capital Markets LLC	26,250,000
RBC Capital Markets, LLC	26,250,000
U.S. Bancorp Investments, Inc.	26,250,000
Blaylock Van, LLC	15,000,000
Total	$750,000,000

The Underwriters agree to reimburse the Company for $375,000 of its expenses incurred in connection with the offering of the Underwritten Securities; such reimbursement to occur simultaneously with the purchase and sale of the Underwritten Securities at the Closing Time.

Section 9(f) of the Standard Provisions shall apply to this Agreement.

For purposes of Section 21 of the Standard Provisions, the identified provisions are: (i) the fifth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (ii) the third sentence of the seventh paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iii) the eighth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; and (iv) the tenth and eleventh paragraphs of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus.

The undersigned are acting as the “Representative” under the Standard Provisions (the “Representatives”). The Representatives represent and warrant that they are duly authorized to execute and deliver this Terms Agreement on behalf of the several Underwriters named above.

The signature of any signatory to this Agreement may be manual or facsimile (including, for the avoidance of doubt, electronic).

The Underwritten Securities and the offering thereof shall have the following additional terms:

Issuer:	PepsiCo, Inc.
Trade Date:	October 5, 2020
Time of Sale:	5:05 p.m. New York Time on the Trade Date
Settlement Date (T+2):	October 7, 2020
Closing Time:	9:00 a.m. New York Time on the Settlement Date
Closing Location:	New York, New York
Time of Sale Prospectus:	Base prospectus dated November 18, 2019, preliminary prospectus supplement dated October 5, 2020 and free writing prospectus dated October 5, 2020
Title of Securities:	1.400% Senior Notes due 2031
Aggregate Principal Amount Offered:	$750,000,000
Maturity Date:	February 25, 2031
Interest Payment Dates:	Semi-annually on each February 25 and August 25, commencing February 25, 2021
Benchmark Treasury:	0.625% due August 15, 2030
Benchmark Treasury Yield:	0.772%
Spread to Treasury:	+67 basis points
Re-offer Yield:	1.442%
Coupon:	1.400%
Price to Public:	99.597%
Optional Redemption:	Prior to November 25, 2030, make-whole call at Treasury rate plus 15 basis points; par call at any time on or after November 25, 2030
Net Proceeds to PepsiCo (Before Expenses):	$743,602,500
Use of Proceeds:	PepsiCo intends to use the net proceeds from this offering for general corporate purposes, including the repayment of commercial paper.
Day Count Fraction:	30/360
CUSIP / ISIN:	713448 FA1 / US713448FA19
Minimum Denomination:	$2,000 and integral multiples of $1,000
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC
Co-Managers:	ANZ Securities, Inc. PNC Capital Markets LLC RBC Capital Markets, LLC U.S. Bancorp Investments, Inc. Blaylock Van, LLC
Address for Notices to the Representatives:

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

Morgan Stanley & Co. LLC
1585 Broadway, 29th Floor
New York, New York 10036

IN WITNESS WHEREOF, the parties hereto have executed this Terms Agreement as of the date first above written.

PEPSICO, INC.

By:	/s/ Hugh F. Johnston
	Name:	Hugh F. Johnston
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Kenneth Smith
	Name:	Kenneth Smith
	Title:	Senior Vice President, Finance and Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES LLC
MORGAN STANLEY & CO. LLC

as Representatives of the several Underwriters

By:	CITIGROUP GLOBAL MARKETS INC.

	By:	/s/ Brian D. Bednarski
Name: Brian D. Bednarski
Title: Managing Director

By:	J.P. MORGAN SECURITIES LLC

	By:	/s/ Robert Bottamedi
Name: Robert Bottamedi
Title: Executive Director

By:	MORGAN STANLEY & CO. LLC

	By:	/s/ Yurij Slyz
Name: Yurij Slyz
Title: Executive Director

Schedule I

Time of Sale Prospectus:

1.	Preliminary Prospectus dated October 5, 2020 (including the Base Prospectus dated November 18, 2019)

2.	Any free writing prospectuses approved by the Representatives and filed by the Company under Rule 433(d) under the Securities Act

3.	Final Term Sheet dated October 5, 2020 to be filed by the Company pursuant to Rule 433 under the Securities Act setting forth certain terms of the Underwritten Securities